Exhibit 23.1
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated October 8, 2009, with respect to the consolidated financial statements and schedule of VSS-Cambium Holdings, LLC as of December 31, 2008 and for the year then ended contained in the Registration Statement and Prospectus of Cambium-Voyager Holdings, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Boston, Massachusetts
October 8, 2009